Exhibit 8.2

June 14, 2013

Boards of Directors

Prudential Mutual Holding Company

Prudential Bancorp, Inc. of Pennsylvania

Prudential Savings Bank

Prudential Bancorp, Inc.

1834 West Oregon Avenue

Philadelphia, PA 19145

Board Members:

You have requested our opinion regarding certain Pennsylvania tax consequences to Prudential Mutual Holding Company, a Pennsylvania-chartered mutual holding company (the “Mutual Holding Company”), Prudential Bancorp, Inc. of Pennsylvania, a Pennsylvania-chartered mid-tier holding company (the “Mid-Tier Holding Company”), Prudential Bancorp, Inc., the Pennsylvania corporation recently organized to become the new holding company for Prudential Savings Bank (the “Resulting Stock Holding Company”), and Prudential Savings Bank, a Pennsylvania-chartered stock savings bank which is currently a wholly owned subsidiary of the Mid-Tier Holding Company (the “Bank”), as a result of the transactions that will occur pursuant to the Plan of Conversion and Reorganization (the “Plan”). Capitalized terms used but not defined herein shall have the same meaning as set forth in the Plan.

BACKGROUND

Our Pennsylvania tax opinion is in addition to the Federal Tax Opinion of Elias, Matz, Tiernan & Herrick, L.L.P, which we have reviewed. The proposed transactions and the facts, assumptions, and representations outlined and set forth in the Federal Tax Opinion are also used herein.

Our opinion is based upon: (1) the facts and circumstances of the Plan, including the representations of the parties involved, as described in the Federal Tax Opinion; (2) current provisions of Pennsylvania law; (3) the Federal Tax Opinion referred to previously; (4) the understanding that only the specific Pennsylvania issues and tax consequences opined upon herein are covered by this tax opinion, and no other federal, state, or local taxes of any kind were considered; (5) your understanding that this opinion is not binding on the state revenue authorities or the courts and should not be considered a representation, warranty, or guarantee that the state revenue authorities or the courts will concur with our opinion; and (6) the assumption that the Plan will not result in the recognition of gain, income, or loss on the books of any of the parties involved, under generally accepted accounting principles.

S.R. Snodgrass, A.C. * 2100 Corporate Drive, Suite 400 * Wexford, Pennsylvania 15090-8399 * Phone: (724) 934-0344 * Facsimile: (724) 934-0345

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STATEMENT OF FACTS

The Bank is a Pennsylvania-chartered stock savings bank headquartered in Philadelphia, Pennsylvania. The Bank reorganized into the mutual holding company form of organization in 2005 pursuant to which the Bank converted to a Pennsylvania-chartered stock savings bank and, pursuant to a series of transactions, became a wholly owned subsidiary of a newly formed Pennsylvania-chartered stock-form mid-tier holding company known as Prudential Bancorp, Inc. of Pennsylvania. The Mid-Tier Holding Company simultaneously issued a majority interest of its common stock to a newly formed Pennsylvania-chartered mutual holding company known as Prudential Mutual Holding Company, and sold a minority interest of its shares of common stock to certain depositors of the Bank in a public offering.

The Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company, the Resulting Stock Holding Company and the Bank have adopted the Plan to provide for the conversion of the Mutual Holding Company from a Pennsylvania-chartered mutual holding company to the fully public stock holding company form of organization. A new Pennsylvania stock corporation, the Resulting Stock Holding Company, was incorporated on June 6, 2013 as part of the Conversion and Reorganization (as defined below) and will succeed to all the rights and obligations of the Mutual Holding Company and the Mid-Tier Holding Company and will issue Resulting Stock Holding Company Common Stock in the Conversion and Reorganization.

The Plan contemplates that each of the integrated transactions described below (collectively, the “Conversion and Reorganization”) will be undertaken pursuant to the Plan:

(1)    The Mid-Tier Holding Company shall establish the Resulting Stock Holding Company as a first-tier stock subsidiary.

(2)    The Mutual Holding Company will convert to stock form (the “MHC Conversion”) and immediately thereafter merge with and into the Mid-Tier Holding Company, with the Mid-Tier Holding Company being the survivor thereof (the “MHC Merger”). Eligible Account Holders and Supplemental Eligible Account Holders will automatically, without any further action on the part of the holders thereof, constructively receive liquidation interests in the Mid-Tier Holding Company in exchange for their liquidation interests in the Mutual Holding Company. The shares of the Mid-Tier Holding Company held by the Mutual Holding Company immediately prior to the MHC Merger will be cancelled.

(3)    Immediately after the MHC Merger, the Mid-Tier Holding Company will merge with and into the Resulting Stock Holding Company, with the Resulting Stock Holding Company being the survivor thereof (the “Mid-Tier Holding Company Merger”). As part of the Mid-Tier Holding Company Merger, the liquidation interests in the Mid-Tier Holding Company constructively received by Eligible Account Holders and Supplemental Eligible Account Holders in connection with the MHC Merger will automatically, without any further action on the part of the holders thereof, be exchanged for an interest in the Liquidation Account, and the shares of Mid-Tier Holding Company Common Stock held by Public Shareholders will be converted into and become the right to receive Resulting Stock Holding Company Common Stock based on the Exchange Ratio, plus cash in lieu of any fractional share interest.

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(4)    Immediately after the Mid-Tier Holding Company Merger, the Resulting Stock Holding Company will issue shares of Resulting Stock Holding Company Common Stock in the Offering in accordance with the terms of the Plan.

(5)    The Resulting Stock Holding Company will contribute a portion of the net proceeds of the Offering to the Bank in exchange for Bank Common Stock and the Bank Liquidation Account.

Following the Conversion and Reorganization, a Liquidation Account will be maintained by the Resulting Stock Holding Company for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with the Bank. Pursuant to Section 15 of the Plan, the initial balance of the Liquidation Account will be equal to the product of (a) the percentage of the outstanding shares of Mid-Tier Holding Company Common Stock owned by the Mutual Holding Company multiplied by (b) the Mid-Tier Holding Company’s total stockholders’ equity as reflected in the latest statement of financial condition contained in the final offering Prospectus utilized in the Conversion and Reorganization, plus the value of the net assets of the Mutual Holding Company as reflected in the latest statement of financial condition of the Mutual Holding Company prior to the effective date of the Conversion and Reorganization (excluding the ownership of Mid-Tier Holding Company Common Stock). Pursuant to Section 15 of the Plan, a Bank Liquidation Account will be established and maintained for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to remain depositors of the Bank. The terms of the Liquidation Account and the Bank Liquidation Account, which supports the payment of the Liquidation Account in the event the Resulting Stock Holding Company lacks sufficient net assets, are described in Section 15 of the Plan.

All of the shares of Mid-Tier Holding Company Common Stock (other than shares owned by the Mutual Holding Company) outstanding immediately prior to the effective time of the Mid-Tier Holding Company Merger will be converted into and become shares of Resulting Stock Holding Company Common Stock pursuant to the Exchange Ratio, plus cash in lieu of fractional shares. Immediately following the Mid-Tier Holding Company Merger, additional shares of Resulting Stock Holding Company Common Stock will be sold to depositors of the Bank, to former Public Shareholders of the Mid-Tier Holding Company and to members of the public in the Offering.

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As a result of the Mid-Tier Holding Company Merger and the MHC Merger, the Resulting Stock Holding Company will be a publicly held corporation, will register the Resulting Stock Holding Company Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will become subject to the rules and regulations thereunder and file periodic reports and proxy statements with the SEC. The Bank will become a wholly owned subsidiary of the Resulting Stock Holding Company and will continue to carry on its business and activities as conducted immediately prior to the Conversion and Reorganization.

The stockholders of the Resulting Stock Holding Company will be the former Public Shareholders of the Mid-Tier Holding Company immediately prior to the Mid-Tier Holding Company Merger, plus those persons who purchase shares of Resulting Stock Holding Company Common Stock in the Offering. Nontransferable rights to subscribe for the Resulting Stock Holding Company Common Stock will be granted, in order of priority, to (i) depositors of the Bank who have account balances of $50.00 or more as of the close of business on December 31, 2011 (“Eligible Account Holders”), (ii) the Resulting Stock Holding Company’s tax-qualified employee stock ownership plan, (iii) depositors of the Bank who have account balances of $50.00 or more as of the close of business on the last day of the calendar quarter immediately preceding the Board of Governor’s approval of the BHC Application and (iv) Other Depositors of the Bank as of the date for determining the eligibility of Voting Depositors to vote at the Special Meeting (other than Eligible Account Holders and Supplemental Eligible Account Holders). Subscription rights are nontransferable. The Resulting Stock Holding Company may also offer shares of Resulting Stock Holding Company Common Stock not subscribed for in the subscription offering, if any, for sale in a Community Offering and/or Syndicated Community Offering to certain members of the general public.

STATE INCOME TAX LAW

PENNSYLVANIA MUTUAL THRIFT INSTITUTIONS TAX ("MTIT")

Pennsylvania imposes the Pennsylvania MTIT on an institution at the rate of 11.5 percent of its taxable net income [72 P.S. §8502(a)]. An institution is defined as every "savings bank without capital stock, building and loan associations, and savings institutions having capital stock"[72 P.S. §8501]. Net income for MTIT purposes is determined in accordance with generally accepted accounting principles, with certain exceptions and modifications that are generally not pertinent to this analysis [72 P.S. §8502(c)]. However, net income shall be determined on a separate company unconsolidated basis, using cost in lieu of equity accounting for investments in a subsidiary [72 P.S. §8502(c)(1)]. Institutions that are subject to the MTIT are exempt from all other corporate taxes imposed by the Commonwealth of Pennsylvania [72 P.S. §8502(e)].

PENNSYLVANIA CORPORATE NET INCOME ("CNI") TAX

The Pennsylvania CNI tax is imposed on domestic and foreign corporations and business trusts for the privilege of doing business, carrying on activities, or having capital employed or used or owning property in Pennsylvania at a rate of 9.99 percent of taxable income [72 P.S. §7402]. As stated above, entities subject to the MTIT are exempt from the CNI tax.

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To the extent that the Resulting Stock Holding Company has nexus with Pennsylvania, it will be subject to the CNI tax. The Mutual Holding Company and Mid-Tier Holding Company were subject to the CNI tax while in existence.

Taxable income for CNI tax purposes, where the entire business of a corporation is transacted within Pennsylvania, is defined as "taxable income for the calendar year or fiscal year as returned to and ascertained by the federal government, or in the case of a corporation participating in the filing of consolidated returns to the federal government, the taxable income which would have been returned to and ascertained by the federal government if separate returns had been made to the federal government for the current and prior taxable years, subject, however, to a correction thereof, for fraud, evasion, or error as finally ascertained by the federal government" [72 P.S. §7401(3)1(a)].

There are certain modifications made to federal taxable income to arrive at Pennsylvania taxable income for CNI purposes. For example, adjustments that would increase Pennsylvania taxable income include certain tax expense items deducted for federal taxable income [72 P.S. 7401(3)1(o)] and certain federal depreciation deductions [72 P.S. §7401(3)1(q)]. Adjustments that would decrease Pennsylvania taxable income would include certain federal dividends received [72 P.S. §7401(3)1(b)] and interest on federal obligations [72 P.S. §7401(3)1(b.1)].

PENNSYLVANIA PERSONAL INCOME TAX ("PIT")

The Pennsylvania PIT is imposed at a rate of 3.07 percent of each class of income deemed to be taxable by Pennsylvania [72 P.S. §7302]. The classes of income includable in taxable income for PIT purposes include compensation; net profits; net gains or income from disposition of property; net gains or income derived from or in the form of rents, royalties, patents and copyrights, dividends, and certain lottery and gambling winnings; and net gains or income derived through estates and trusts [72 P.S. §7303(a)].

Pennsylvania excludes from taxable classes of income "...the exchange of stock or securities in a corporation a party to a reorganization in pursuance of a plan of reorganization, solely for stock or securities in such corporation or in another corporation a party to the reorganization and the transfer of property to a corporation by one or more persons solely in exchange for stock or securities in such corporation if immediately after the exchange such person or persons are in control of the corporation..." [72 P.S. §7303(a)(3)(iv)].

OPINION

It is our opinion that:

A.     The Plan will not result in any additional tax liabilities under the Pennsylvania MTIT. This is provided that there is no additional net income recognized under generally accepted accounting principles as a result of the Conversion and Reorganization.

B.     The Plan will not result in any additional Pennsylvania CNI tax. This is provided that the Conversion and Reorganization does not result in an increase to the federal taxable income of any of the parties to the Plan.

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C.     The issuance of nontransferable subscription rights to the recipients will not result in any Pennsylvania PIT. This is provided that there is no ascertainable value assigned to the rights.

D.     The payment of cash to the Public Shareholders in lieu of fractional shares of Resulting Stock Holding Company Common Stock will result in capital gain or loss to the recipients for both the Pennsylvania CNI tax and PIT to the extent that the cash received differs from the basis allocable to the fractional shares.

The state income tax opinion expressed above is limited to those taxes specified in this opinion letter and specifically do not include any opinions with respect to any other taxes. In addition, the opinions herein do not include any opinion with respect to tax liabilities attributable to events occurring after the Plan or to any assets held or acquired by the Resulting Stock Holding Company other than stock of the Bank.

Our opinion is based on the facts and conditions as stated herein, whether directly or by reference to the Federal Tax Opinion. If any of the facts and conditions are not entirely complete or accurate, it is imperative that we be informed immediately, since the inaccuracy or incompleteness could have a material effect on our conclusions. In rendering our opinion, we are relying upon the laws of the Commonwealth of Pennsylvania, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. We undertake no responsibility to update or supplement our opinion. Our opinion is not binding on the Internal Revenue Service or the Commonwealth of Pennsylvania, nor can any assurance be given that any of the foregoing parties will not take a contrary position or that our opinion will be upheld if challenged by such parties.

USE OF OPINION

This opinion is given solely for the benefit of the parties to the Plan, the depositors of the Mutual Holding Company, and other investors who purchase stock pursuant to the Plan, and may not be relied upon by any other person or entity or referred to in any document without our express written consent.

CONSENT

We hereby consent to the filing of this opinion as an exhibit to each of the following documents: (a) the registration statement on Form S-1 (“Form S-1”) to be filed by the Resulting Stock Holding Company with the Securities and Exchange Commission, (b) the Application to Become a Bank Holding Company on Form Y-3 to be filed by the Resulting Stock Holding Company with the Board of Governors of the Federal Reserve System (“Form Y-3”), and (c) the Application for a Holding Company Acquisition filed by the Resulting Stock Holding Company with the Pennsylvania Department of Banking and Securities (the “Pennsylvania Application”). We also consent to the references to our firm in the Prospectus which is part of the Form S-1, the Form Y-3 and the Pennsylvania Application.

Very truly yours,

/s/ S.R. Snodgrass, A.C.

S.R. Snodgrass, A.C.

Wexford, Pennsylvania